UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2013

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 19, 2013, PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into a Second Amendment to the Amended and Restated Credit Agreement (the “Amendment”) with Citibank, N.A. (“Citibank”) and Branch Banking and Trust Company in their capacity as lenders (the “Lenders”), and Citibank, in its capacity as the administrative agent (the “Agent”). The Amendment amends that certain Amended and Restated Credit Agreement, dated as of December 21, 2011 (the “Credit Agreement”), among the Company, the Lenders and the Agent, to (i) add a $25 million, 7 year term loan to the Credit Facility (the “$25 Million Term Loan”), (ii) extend the maturity date of the revolving portion of the Credit Facility by two years to November 12, 2016, and (iii) modify and update certain covenants and other terms and conditions of the Credit Agreement. The Company currently intends to execute interest rate swaps to achieve a fixed interest rate on the majority of the $25 Million Term Loan. Except as amended by the Second Amendment, the remainder of the Credit Agreement remains in full force and effect.

The Credit Agreement, as amended by the Amendment, provides for (i) a credit facility (“Credit Facility”) that continues to provide for a $20 million senior, first-priority secured revolving credit facility, of which no balance was outstanding as of June 19, 2013, (ii) a previously issued $2.6 million term loan amortizing through November 2016, and (iii) the new $25 Million Term Loan. The Credit Facility has been guaranteed by all active subsidiaries of the Company and is secured by the assets of the Company and those subsidiaries. The subsidiaries acknowledged and agreed to the terms and conditions of the Amendment.

The Company has used, and intends to continue to use, the proceeds available under the Credit Facility including the new $25 Million Term Loan to provide a low-cost source of capital to support its growth and future investments in Company-owned distributed generation projects, additional utility services equipment, working capital, other capital expenditures, acquisitions and general corporate purposes. The maturity date of the revolving portion of the Credit Facility, of which no balance was outstanding as of June 19, 2013, was extended under the Second Amendment by two years until November 12, 2016. The maturity date of the $2.6 million term loan, of which approximately $2.2 million was outstanding as of June 19, 2013, is unaffected by the Second Amendment. Pursuant to the Second Amendment, in connection with the extension of the revolving credit facility and the addition of the $25 Million Term Loan, the previous option of the Company, prior to that maturity date, to convert a portion of outstanding principal balance of the revolving portion of the credit facility into a two year term loan at maturity has been eliminated. In addition, the Second Amendment modified and updated certain financial and other covenants of the Company under the Credit Agreement.

The foregoing description of the Credit Agreement and the Amendment does not purport to be a complete statement of the parties’ rights and obligations under such documents, and is qualified in its entirety by reference to the text of the Credit Agreement and the Amendment, which are exhibits hereto and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Report is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of June 19, 2013 among PowerSecure International, Inc., as borrower, Citibank, N.A., as administrative agent and lender, and Branch Banking and Trust Company, as lender. (Filed herewith.)

10.2	Amended and Restated Credit Agreement, dated as of December 21, 2011, as amended through June 19, 2013, among Registrant, as borrower, Citibank, N.A., as administrative agent and lender, and Branch Banking and Trust Company, as lender. (Filed herewith.)

99.1	Press Release of PowerSecure International, Inc., issued June 20, 2013 announcing the amendment of the Citibank credit facility (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: June 20, 2013

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